Exhibit (15)
The Board of Directors and Shareholders of
The McGraw-Hill Companies, Inc.
We are aware of the incorporation by reference in the Registration Statement on Form S-3 (No. 33-33667) pertaining to the Debt Securities of The McGraw-Hill Companies, Inc. and in the Registration Statements on Form S-8 pertaining to the 1987 Key Employee Stock Incentive Plan (No. 33-22344), the 1993 Employee Stock Incentive Plan (No. 33-49743, No. 33-30043 and No. 33-40502), the 2002 Stock Incentive Plan (No. 33-92224 and No. 33-116993), the Director Deferred Stock Ownership Plan (No. 33-06871), The Savings Incentive Plan of McGraw-Hill, Inc. and its Subsidiaries, The Employee Retirement Account Plan of McGraw-Hill, Inc. and its Subsidiaries, The Standard & Poor’s Savings Incentive Plan for Represented Employees, The Standard & Poor’s Employee Retirement Account Plan for Represented Employees, and The Employee’s Investment Plan of McGraw-Hill Broadcasting Company, Inc. and its Subsidiaries (No. 33-50856), and The Savings Incentive Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, The Employee Retirement Account Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, The Standard & Poor’s Savings Incentive Plan for Represented Employees, and The Standard & Poor’s Employee Retirement Account Plan for Represented Employees (No. 33-126465) of our report dated July 26, 2005 relating to the unaudited consolidated interim financial statements of The McGraw-Hill Companies, Inc. which are included in its Form 10-Q for the quarter ended June 30, 2005.
ERNST & YOUNG LLP
New York, New York
July 29, 2005